Exhibit 8.1

October 3, 2011

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

Ladies and Gentlemen:

We have acted as legal counsel to Parent in connection with the preparation and execution of the Agreement and Plan of Merger dated as of June 20, 2011 between Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), and Tower Bancorp, Inc., a Pennsylvania corporation (the “Company”), as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of September 28, 2011 (as amended, the “Agreement”). Pursuant to the Agreement, the Company is to merge with and into Parent with Parent surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

At your request, we have examined the Registration Statement on Form S-4 to be filed on the date hereof with the United States Securities and Exchange Commission (the “Registration Statement”) in connection with the registration of the shares of Parent common stock to be issued to the shareholders of the Company upon consummation of the proposed transaction.

You have requested that we render the opinion set forth below. In rendering this opinion, we have reviewed (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to fulfill our professional responsibilities as counsel) the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate. For purposes of this opinion, we have assumed, with your permission, (i) that the proposed transaction will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement without the waiver of any material conditions, (ii) that documents submitted to us as copies conform to the original documents, (iii) the accuracy of statements and representations contained in the Registration Statement, and (iv) that the transactions will be effective under applicable state law.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Material Federal Income Tax Consequences,” it is our opinion that the discussion in the Registration Statement, under the caption “Material Federal Income Tax Consequences” to the extent it constitutes an explanation of legal principles, is accurate in all material respects.

This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended (the “Code”), existing judicial decisions, administrative regulations and published rulings and procedures, all as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger, or any other transaction (including any transaction undertaken in connection with the foregoing). For the avoidance of doubt, this opinion does not address whether the Merger will properly be characterized as a “reorganization” within the meaning of Section 368 of the Code, which determination shall not be made by us until the Closing Date as described under the caption “Material Federal Income Tax Consequences” in the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

Morgan, Lewis & Bockius LLP